EXHIBIT 99.1

Retail Opportunity Investments Corp. Reports Solid First Quarter 2013 Results

SAN DIEGO, May 2, 2013 (GLOBE NEWSWIRE) -- Retail Opportunity Investments Corp. (Nasdaq:ROIC) announced today financial and operating results for the three months ended March 31, 2013.

HIGHLIGHTS

  Net income of $2.3 million, or $0.04 per diluted share for 1Q'13
  Funds From Operation (FFO) of $11.5 million, or $0.19 per diluted share(1) for 1Q'13
  $122.8 million of grocery-anchored shopping center acquisitions completed year-to-date
  7.9% increase in same-center cash net operating income (1Q'13 vs. 1Q'12)
  171,200 square feet of leases executed in 1Q'13 (new and renewed)
  93.4% portfolio occupancy rate at March 31, 2013 (110 bps increase vs. 1Q'12)
  58.3% of the company's warrants retired, $156.8 million proceeds received to date
  23.5% debt-to-total market capitalization ratio at March 31, 2013
  Quarterly cash dividend of $0.15 per share of common stock declared

(1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.

Stuart A. Tanz, President and Chief Executive Officer of Retail Opportunity Investments Corp. stated, "We are fully on track with achieving our targeted acquisition, management and leasing goals for the year. Thus far, we have acquired $122.8 million of grocery-anchored shopping centers year-to-date and our pipeline of acquisition opportunities continues to be active. In terms of property operations, we again posted strong results during the first quarter. We leased 171,200 square feet, increased occupancy by 110 basis points, from a year ago, to 93.4%, and achieved a 7.9% increase in same-center cash net operating income." Tanz stated further, "Looking ahead, with the $155.7 million of equity capital received through the warrants that have been exercised to date, our financial position continues to be strong. Accordingly, we are well-positioned to continue growing our portfolio and business."

FINANCIAL SUMMARY

For the three months ended March 31, 2013, net income attributable to common stockholders was $2.3 million, or $0.04 per diluted share, as compared to net income of $1.1 million, or $0.02 per diluted share for the three months ended March 31, 2012. FFO for the first quarter of 2013 was $11.5 million, or $0.19 per diluted share, as compared to FFO of $8.4 million, or $0.17 per diluted share for the first quarter of 2012. ROIC reports FFO as a supplemental performance measure. A reconciliation of GAAP net income to FFO is provided at the end of this press release.

At March 31, 2013, ROIC had a total market capitalization of $1.275 billion with $299.8 million of debt outstanding, equating to a 23.5% debt-to-total market capitalization ratio. ROIC's debt outstanding was comprised of $81.8 million of mortgage debt and $218.0 million of unsecured debt, including $18.0 million outstanding on its unsecured credit facility. At March 31, 2013, 88.9% of ROIC's portfolio was unencumbered, based on gross leasable area.

INVESTMENT SUMMARY

During the first quarter 2013, ROIC acquired two grocery-anchored shopping centers, in separate transactions, totaling $39.8 million. Subsequent to the end of the first quarter, ROIC acquired two additional grocery-anchored shopping centers, in separate transactions, totaling $83.0 million.

Diamond Bar Town Center

In February 2013, ROIC acquired Diamond Bar Town Center for $27.4 million. The shopping center is approximately 100,000 square feet and is anchored by a national grocer. The property is located in Diamond Bar, California, within the Los Angeles metropolitan area and is currently 89.3% leased.

Bernardo Heights Plaza

In February 2013, ROIC acquired Bernardo Heights Plaza for $12.4 million. The shopping center is approximately 38,000 square feet and is anchored by Sprouts Farmers Market. The property is located in Rancho Bernardo, California, within the San Diego metropolitan area and is currently 100% leased.

Canyon Crossing

In April 2013, ROIC acquired Canyon Crossing for $35.0 million. The shopping center is approximately 121,000 square feet and is anchored by Safeway Supermarket. The property is located in Puyallup, Washington, within the Seattle metropolitan area and is currently 73.3% leased.

Diamond Hills Plaza

In April 2013, ROIC acquired Diamond Hills Plaza for $48.0 million. The shopping center is approximately 140,000 square feet and is anchored by H Mart Supermarket and Rite Aid Pharmacy. The property is located in Diamond Bar, California, within the Los Angeles metropolitan area and is currently 97.9% leased.

CASH DIVIDEND

On March 29, 2013, ROIC distributed a $0.15 per share cash dividend. On May 1, 2013, ROIC's board of directors declared a cash dividend on its common stock of $0.15 per share, payable on June 28, 2013 to shareholders of record on June 14, 2013.

WARRANT UPDATE

As of May 1, 2013, 58.3% of the company's total outstanding warrants have been retired, including: 13,066,685 warrants exercised, providing ROIC with approximately $156.8 million of proceeds; 7,750,000 warrants repurchased by ROIC in privately negotiated transactions for approximately $10.7 million; and 8,000,000 founders' warrants exercised on a cashless basis. ROIC utilized the $156.8 million of proceeds primarily to pay down borrowings on its unsecured credit facility. ROIC currently has 20.6 million warrants outstanding, scheduled to expire in October 2014.

2013 FFO GUIDANCE

Based on ROIC's results for the first quarter of 2013 and taking into account the warrants retired to date, ROIC currently estimates FFO for 2013 will be within the range of $0.77 to $0.82 per diluted share, and net income will be within the range of $0.14 to $0.16 per diluted share.

	For the year ended December 31, 2013
	Low End	High End
Net Income for the year	$9,500	$11,000
Plus:
Depreciation & amortization	43,000	45,000
Funds From Operations (FFO)	$ 52,500	$ 56,000

Weighted average diluted shares	68,265	68,265

Earnings per diluted share	$0.14	$0.16
FFO per diluted share	$0.77	$0.82

ROIC's current estimates do not incorporate any assumption regarding its remaining outstanding warrants. ROIC's management will discuss the company's estimates and underlying assumptions on its May 2, 2013 conference call. ROIC's guidance is a forward-looking statement and is subject to risks and other factors described elsewhere in this press release.

CONFERENCE CALL

ROIC will conduct a conference call and audio webcast to discuss its quarterly results on May 2, 2013 at 12:00 p.m. Eastern Time. Those interested in participating in the conference call should dial (877) 312-8783 (domestic), or (408) 940-3874 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the Conference ID: 31508344. A live webcast will also be available in listen-only mode at: www.roireit.net. The conference call will be recorded and available for replay beginning at 3:00 p.m. Eastern Time on May 2, 2013 and will be available until 11:59 p.m. Eastern Time on May 9, 2013. To access the conference call recording, dial (855) 859-2056 (domestic), or (404) 537-3406 (international) and use the Conference ID: 31508344. The conference call will also be archived at: www.roireit.net for approximately 90 days.

ABOUT RETAIL OPPORTUNITY INVESTMENTS CORP.

Retail Opportunity Investments Corporation (Nasdaq:ROIC) is a fully integrated, self-managed real estate investment trust.  ROIC specializes in the acquisition, ownership and management of necessity-based community and neighborhood shopping centers, anchored by national or regional supermarkets and drugstores.  As of March 31, 2013, ROIC's property portfolio included 47 shopping centers encompassing approximately 5.0 million square feet. Additional information is available at: www.roireit.net.

When used herein, the words "believes," "anticipates," "projects," "should," "estimates," "expects," and similar expressions are intended to identify forward-looking statements with the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities and Exchange Act of 1934, as amended. Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of ROIC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. Additional information regarding these and other factors is described in ROIC's filings with the SEC, including its most recent Annual Report on Form 10-K.

RETAIL OPPORTUNITY INVESTMENTS CORP.
Consolidated Balance Sheet

	March 31, 2013(unaudited)	December 31, 2012
ASSETS
Real Estate Investments:
Land	$ 296,177,411	$ 283,445,257
Building and improvements	617,112,385	588,248,338
	913,289,796	871,693,595
Less: accumulated depreciation	37,851,711	32,364,772
	875,438,085	839,328,823
Mortgage note receivable	10,294,000	10,000,000
Investment in and advances to unconsolidated joint ventures	15,526,417	15,295,223
Real Estate Investments, net	901,258,502	864,624,046
Cash and cash equivalents	6,893,609	4,692,230
Restricted cash	1,879,697	1,700,692
Tenant and other receivables	13,973,065	12,455,190
Deposits	2,000,000	2,000,000
Acquired lease intangible asset, net of accumulated amortization	40,345,275	41,230,616
Prepaid expenses	3,099,149	1,245,778
Deferred charges, net of accumulated amortization	21,974,857	21,623,474
Other	948,774	1,339,501
Total assets	$ 992,372,928	$ 950,911,527

LIABILITIES AND EQUITY
Liabilities:
Term loan	$ 200,000,000	$ 200,000,000
Credit facility	18,000,000	119,000,000
Mortgage notes payable	81,753,145	72,689,842
Acquired lease intangibles liability, net of accumulated amortization	56,773,932	57,371,803
Accounts payable and accrued expenses	3,799,600	6,468,580
Tenants' security deposits	2,428,389	2,336,680
Other liabilities	24,387,028	26,502,551
Total liabilities	387,142,094	484,369,456
Commitments and contingencies	—	—

Equity:
Preferred stock, $.0001 par value 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value 500,000,000 shares authorized; and 66,410,588 and 52,596,754 shares issued and outstanding at March 31, 2013 and December 31, 2012	6,635	5,260
Additional paid-in-capital	668,342,198	523,540,268
Accumulated deficit	(46,485,714)	(38,851,234)
Accumulated other comprehensive loss	(16,634,674)	(18,154,612)
Total Retail Opportunity Investments Corp. stockholders' equity	605,228,445	466,539,682
Noncontrolling interests	2,389	2,389
Total equity	605,230,834	466,542,071
Total liabilities and equity	$ 992,372,928	$ 950,911,527

RETAIL OPPORTUNITY INVESTMENTS CORP.
Consolidated Statement of Operations
(unaudited)

	For the Three Months Ended
	March 31, 2013	March 31, 2012
Revenues
Base rents	$ 19,349,561	$ 13,341,420
Recoveries from tenants	4,830,829	3,104,042
Mortgage interest	204,059	202,222
Total revenues	24,384,449	16,647,684
Operating expenses
Property operating	4,158,881	2,969,348
Property taxes	2,315,178	1,599,159
Depreciation and amortization	8,881,130	6,649,818
General	2,736,581	2,419,838
Acquisition transaction costs	408,836	122,843
Total operating expenses	18,500,606	13,761,006
Operating income	5,883,843	2,886,678
Non-operating income (expenses)
Interest expense and other finance expenses	(3,825,151)	(2,293,748)
Equity in earnings from unconsolidated joint ventures	231,194	524,329
Interest income	—	10,145
Net Income Attributable to Retail Opportunity Investments Corp.	$ 2,289,886	$ 1,127,404

Basic and diluted per share:	$ 0.04	$ 0.02

Dividends per common share	$ 0.15	$ 0.12

CALCULATION OF FUNDS FROM OPERATIONS
(unaudited)

The following table provides a reconciliation of GAAP net income to FFO. (In thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2013	March 31, 2012

Net income for period	$ 2,289,886	$ 1,127,404
Plus: Real property depreciation	4,248,789	2,954,481
Amortization of tenant improvements and allowances	1,180,376	946,342
Amortization of deferred leasing costs	3,451,965	2,748,995
Depreciation attributable to unconsolidated joint ventures	352,076	606,265
Funds from operations	$ 11,523,092	$ 8,383,487

ROIC computes FFO in accordance with the "White Paper" on FFO published by NAREIT, which defines FFO as net income attributable to common shareholders (determined in accordance with GAAP) excluding gains or losses from debt restructuring and sales of property and impairments, plus real estate related depreciation and amortization, and after adjustments for partnerships and unconsolidated joint ventures. FFO as defined by ROIC may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.

CONTACT: Ashley Bulot, Investor Relations
         858-255-4913
         abulot@roireit.net